United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 15, 2010
(January 12, 2010)

ISORAY, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354
 (Address of principal executive offices) (Zip Code)

(509) 375-1202
(Registrant's telephone number)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 31, 2010, Lori Woods, Chief Operations Officer of IsoRay, Inc. (the “Company”), will resign from all positions held with the Company and its subsidiaries for personal reasons.  Ms. Woods has agreed to serve as a marketing consultant for the Company for a six month period following her resignation, to end on August 1, 2010.

On January 12, 2010, in connection with Ms. Woods’s planned resignation, the Company and its subsidiaries (collectively referred to herein as “IsoRay”) entered into a consulting and severance agreement with Ms. Woods (the “Consulting Agreement”).  Under the terms of the Consulting Agreement, Ms. Woods will be entitled to receive the following benefits: (i) cash severance payments totaling $99,000, less appropriate withholdings, payable in equal monthly installments for a period of six months from January 31, 2010 to July 31, 2010 (i.e., for a total of 6 monthly payments of $16,500 each), in full satisfaction of all severance payment obligations IsoRay may have under any existing agreement or plan, including, without limitation, the Executive Employment Agreement, dated as of January 1, 2007, between IsoRay and Ms. Woods (the “Employment Agreement”); and (ii) full vesting as of January 31, 2010 of the options to purchase 100,000 shares of the Company’s common stock granted to Ms. Woods on July 1, 2009, while all other options held by Ms. Woods will terminate in accordance with the terms of the Company’s option plans.  The Consulting Agreement also includes, among other terms, a mutual general release and covenant not to sue for past actions, as well as continued confidentiality, non-competition, non-disparagement and non-solicitation obligations by Ms. Woods.  As part of the Consulting Agreement, the Employment Agreement was terminated in full.

Item 8.01.	Other Events

Effective January 8, 2010, Bill Cavanagh joined the Company’s subsidiary, IsoRay Medical, Inc., as its Vice President of Research and Development.  Mr. Cavanagh will be leading the Company’s strategy to position Cesium-131 for applications throughout the body and to develop a pipeline of future products.

Mr. Cavanagh has been active in brachytherapy research since his involvement in the “Seattle” prostate brachytherapy program beginning in 1991.  He has since participated in a number of cancer-related projects, including the analysis and publication of data from numerous research programs, the design of several cancer-related studies, and the development and testing of a new immunologic approach to cancer therapy.  He is listed as an author on over 30 publications in the peer-reviewed literature and is the author of a U.S. patent application detailing a novel treatment for prostate cancer.  After completing his undergraduate degree in Biology at the University of Portland (Oregon), Mr. Cavanagh spent two years in medical school before embarking on a career in research management.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  January 14, 2010

IsoRay, Inc., a Minnesota corporation

By:	/s/ Dwight Babcock
Dwight Babcock, CEO